                                                                    Exhibit 99.2

                              BK Associates, Inc.
                            1295 Northern Boulevard
                           Manhasset, New York 11030
                      (516) 365-6272 o Fax (516) 365-6287


                                        October 28, 1998


Mr. Kieran O'Keefe
Cabot Aircraft Services, Limited
Regus House
Harcourt Centre, Harcourt Road
Dublin 2, Ireland

Dear Kieran:

     In response to your request, BK Associates, Inc. is pleased to provide our updated opinion of the half-time Base Values as of September 30, 1998 of 32 aircraft and one spare engine in the MSAF Group Portfolio. The Aircraft are identified in the attached table along with our opinion of their base values. We previously provided our opinion of these aircraft values in our report dated December 1997.

     According to the International Society of Transport Aircraft Trading's (ISTAT) definition of Base Value, to which BK Associates subscribes, the base value is the Appraiser's opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its "highest and best use". An aircraft's base value is founded in the historical trend of values and in the projection of future value trends and presumes an arm's length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing.

     As the definition implies, Base Values are based on long term trends and historic value trends that are largely a function of aircraft age, performance features and the original price. They are not affected by current market conditions. Thus, as might be expected, the values given in the attached table are similar to those given in the December 1997 appraisal. The values are generally slightly lower in recognition of the passage of time and further aging of the aircraft.

     BK Associates, Inc. has no present or contemplated future interest in the Aircraft, nor any interest that would preclude our making a fair and unbiased estimate. This appraisal represents the opinion of BK Associates, Inc. and reflects our best judgment based on the information available to us at the time of preparation and the time and budget constraints

                                                             BK Associates, Inc.

Mr. Kieran O'Keefe
October 28, 1998
Page 2


imposed by the client. It is not given as a recommendation, or as an inducement, for any financial transaction and further, BK Associates, Inc. assumes no responsibility or legal liability for any action taken or not taken by the addressee, or any other party, with regard to the appraised equipment. By accepting this appraisal, the addressee agrees that BK Associates, Inc. shall bear no such responsibility or legal liability. This appraisal is prepared for the use of the addressee and shall not be provided to other parties without the express consent of the addressee.


                                              Sincerely yours,


                                              BK ASSOCIATES, INC.



                                              /s/  John F. Keitz
                                              John F. Keitz
                                              President
JFK/kf                                        ISTAT Certified Senior Appraiser
Attachment

                 MSAF Group PORTFOLIO SEPT. 30, 1998

                                                         HALF-TIME
          ACFT        SERIAL     MFG.        ENGINE      BASE VALUE
#         TYPE        NUMBER     YEAR         MODEL        $ MIL
--     ----------     ------     ----       ---------    ----------
 1     MD83           49822      1988       JT8D-219       20.35
 2     B737-3S3QC     23788      1987       CFM56-3C1      20.65
 3     B737-4Q8       25371      1992       CFM56-3C1      27.90
 4     SPARE         704279      1995       CF6-80C2        5.90
 5     B737-3K2       27635      1995       CFM56-3C1      30.45
 6     B737-382       25161      1992       CFM56-3B2      27.10
 7     B737-548       25165      1993       CFM56-3B1      20.50
 8     A310-300         409      1985       JT9D-7R4       28.70
 9     A310-300         410      1985       JT9D-7R4       28.70
10     B767-204ER     23807      1987       CF6-80A        33.55
11     A320-200         393      1993       V2500-A1       30.50
12     A320-200         279      1992       CFM56-5A3      31.75
13     B767-39HER     26256      1993       CF6-80C2       66.00
14     A320-200         414      1993       V2500-A1       30.50
15     B737-4Q8       25104      1993       CFM56-3C1      29.10
16     MD83           49824      1989       JT8D-219       21.65
17     MD82           49825      1989       JT8D-217C      19.35
18     F70            11564      1995       TAY 620-15     17.85
19     F70            11565      1996       TAY 620-15     19.20
20     F70            11569      1996       TAY 620-15     19.20
21     B757-28AER     24367      1989       RB211-535E4    35.5O
22     A321-100         597      1996       V2530-A5       48.50
23     B767-38E       24798      1990       CF6-80C2       54.20
24     A300-600R        555      1990       PW4158         49.85
25     B737-3Q8       26295      1993       CFM56-3C1      28.60
26     A310-322         437      1987       JT9D-7R4       34.70
27     B747-341B      24106      1988       CF6-80C2       63.50
28     B737-3Q8       24299      1988       CFM56-3B2      20.95
29     B757-2Q8ER     26272      1994       PW2037         45.80
30     B737-4Q8       24234      1988       CFM56-3B2      21.90
31     B767-3X2ER     26260      1994       CF6-80C2       67.20
32     B757-28AER     24260      1988       RB211-535E4    33.45
33     B737-353F      23811      1987       CFM56-3B2      20.80
                                                        --------
                                               TOTAL    1,033.50
                                                        ========